SECRETARY’S CERTIFICATE

The undersigned, in his capacity as Secretary of ASA Limited (the “Company”), hereby certifies that the following resolutions were duly adopted at a duly called and constituted meeting of the Board of Directors of the Company held on September 21, 2009 and that such resolutions are in full force and effect on the date hereof and have not been altered, amended or repealed.

RESOLVED, that having considered all relevant factors, including but not limited to, the value of the assets of the Company to which an employee of the Company may have access, the type and terms of the arrangements made for the custody and safekeeping of such assets, the financial controls and procedures of the Company, and the nature of the portfolio securities of the Company, the Directors, including a majority of the Directors of the Company who are not interested persons of the Company, have determined that fidelity bond No. 80587029 (“Fidelity Bond”) issued by the Chubb Group of Insurance Companies currently in effect with respect to the Company in the coverage amount of $1,000,000 is reasonable in form and amount and have determined that the renewal of the Fidelity Bond is in the best interests of the Company; and

FURTHER RESOLVED, that the payment of the premium for the Fidelity Bond be, and it hereby is, approved and ratified and that the payment of the premium for the renewal of the Fidelity Bond be, and it hereby is, approved; and

FURTHER RESOLVED, that the officers of the Company be, and each of them hereby is, authorized to execute and deliver any and all documents and to do any and all acts, in the name of and on behalf of the Company, as they, or any of them, may determine to be necessary or appropriate in connection with or in furtherance of the foregoing resolutions, the execution and delivery of such documents or taking of such actions to be conclusive evidence of the Board’s approval; and

FURTHER RESOLVED, that the Secretary of the Company be, and he hereby is, authorized and directed to make filings and give notices required by Rule 17g-1(g) and (h) under the Investment Company Act of 1940.

IN WITNESS WHEREOF, the undersigned has executed this Certificate as of the 13th day of October 2009.

By: /s/ Paul K. Wustrack, Jr.

Paul K. Wustrack Jr.

Secretary